EXHIBIT 99.1
Contact:
Kearstin Patterson
Manager Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics Adds Key Talent to Board of Directors
Franklin, Tenn. — September 27, 2006 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced today the appointment of Gary E. Friedlaender, M.D. to its board of directors. As the current co-chairman of BioMimetic’s Orthopedic Scientific Advisory Board, Dr. Friedlaender brings with him extensive knowledge of the Company and its pipeline of product candidates. He will begin fulfilling his role on the board effective immediately.
Simultaneous with the addition of Dr. Friedlaender, Ann Hanham, Ph.D. and Arnold Caplan, Ph.D., have resigned their positions from the board. Dr. Hanham, a managing director of Burrill and Company, LLC, a venture capital group which is a major investor in BioMimetic, has been a member of the board since the inception of the Company. Dr. Caplan, who has also been a board member since the company’s inception, will continue his relationship with the Company as he assumes an expanded role as a consultant to support the research and development of the Company’s product candidates in sports medicine.
“BioMimetic has benefited from Dr. Friedlaender’s experience and counsel for the past five years as an advisor, and especially since he joined the Company’s Orthopedic Scientific Advisory Board in 2004. As Chairman of Orthopedics at the Yale School of Medicine, he brings significant clinical expertise to the Company in the development of orthopedic products and we are pleased that he will now also serve on our board of directors,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “Drs. Caplan and Hanham have been invaluable to BioMimetic as board members and have greatly contributed to the growth of our Company. We wish Dr. Hanham the best of luck in all future endeavors and look forward to Dr. Caplan’s growing role in guiding our product development efforts in sports medicine while providing his expertise on a day to day basis as a consultant.”
Dr. Gary Friedlaender is Chief of the Department of Orthopaedics and Rehabilitation at Yale New Haven Hospital and Professor of Orthopaedics and Rehabilitation at the Yale University School of Medicine. After earning his medical degree at the University of Michigan Medical School in Ann Arbor, Dr. Friedlaender completed his general surgery internship and residency at the University of Michigan Medical Center, and his orthopaedic residency at the Yale — New Haven Hospital and Newington Children’s Hospital in Newington, Conn. He then completed a fellowship in musculoskeletal oncology at Massachusetts General Hospital in Boston. During active duty in the U.S. Navy, he was Director of the Naval Medical Research Institute’s Tissue Bank Division in Bethesda, Md., and has since served on various medical advisory committees for the National Institutes of Health. Dr. Friedlaender has received several research grants and written numerous articles related to orthopedic reconstruction and bone grafting.

“I believe that platelet-derived growth factor has a great potential to help treat a variety of orthopedic problems, including bone defects and sports medicine indications,” stated Dr. Friedlaender. “As a co-chair of BioMimetic’s Orthopedic Scientific Advisory Board, and now as a member of the board of directors, I look forward to helping the Company execute on its goal of becoming a leader in the development and commercialization of drug-device combination products that speed the healing of orthopedic, periodontal and sports injuries.”
Following the board changes announced today, BioMimetic’s board of directors will be comprised of seven directors.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active drug-device combination products for the healing of musculoskeletal injuries and disease, including periodontal, orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing for orthopedic bone healing indications. The Company’s product and product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in its Prospectus dated May 12, 2006, filed with the Securities and Exchange Commission on May 12, 2006 and in the second quarter 2006 10Q dated August 9, 2006. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, manager corporate communications, at 615-236-4419.